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                                                                   EXHIBIT 10.53



                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of the 27th day of August, 1998 ("Effective Date"), by and between System Software Associates, Inc., a Delaware corporation (hereinafter the "Company"), and Joseph
J. Skadra (hereinafter the "Employee").

WHEREAS, the Company desires that the Employee provide services for the benefit of the Company (including, to the extent required, all subsidiary and related companies of the Company; hereinafter collectively the "Affiliates") and the Employee desires to accept such employment with the Company; and

WHEREAS, in the course of employment with the Company, the Employee will have access to certain confidential information that relates to or will relate to the business of the Company and its Affiliates, and the Company desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

NOW, THEREFORE, in consideration of the above premises and the following terms and mutual covenants, the parties agree as follows:

1. Employment. The Employee shall serve as Vice President Finance and Controller. The Employee hereby accepts such employment and position on the terms contained herein.

2. Duties and Employee Loyalty. The Employee shall work for the Company in a full-time capacity and shall have the duties, responsibilities, powers and authority customarily associated with the position of Vice President Finance and Controller, which duties shall include, but not be limited to, responsibility for preparation and maintaining the Company's financial reports, together with such other duties and functions as are assigned from time to time by the Employee's Manager. The Employee shall report to the Company's Chief Financial Officer or his/her designee (hereinafter "Employee's Manager"). The Employee shall devote his entire business time, attention, energy, knowledge, and skill to the performance of duties for the Company and will use his best efforts to promote the interests of the Company and its Affiliates.

The Employee expressly agrees that during the term of this Agreement, he shall not engage, directly or indirectly, as a partner, officer, director, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Company. The foregoing notwithstanding, nothing herein contained shall be deemed to prevent the Employee from investing in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange.

3. Term of Employment. Unless sooner terminated as in accordance with Paragraph 7, this Agreement shall be entered into commencing as of its Effective Date (hereinafter the "Start Date") and shall thereafter continue until expiration in accordance with the terms and conditions of this Agreement.

4. Compensation. For all services rendered by the Employee to the Company, the Company shall pay to the Employee during his period of employment the following compensation:

     Base Salary. The Employee shall be entitled to an annual base salary of $250,000.00 (hereinafter "Base Salary"); said Base Salary to be made retroactive commencing as of August 1, 1998, payable in substantially equal installments in accordance with the Company's then current local payroll policy.

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     Annual Incentive Bonus.  The Employee shall be entitled to participate in an annual bonus program which shall provide the Employee an opportunity to achieve a targeted annual bonus of up to $100,000.00, based on achievement of specified organizational and personal management objectives (hereinafter "Annual Incentive Bonus"). The Employee agrees that incentive bonus payments are not guaranteed income and are based upon actual performance and achievement of established objectives on a fiscal year or quarterly basis. The actual payment of earned incentive bonus payments shall be made by the Company on a periodic basis in accordance with the Company's then current payroll policy. Currently, such periodic payments coincide with the Company's fiscal quarters and fiscal year-end.

     Adjustments to Base Salary and Annual Incentive Bonus. The Base Salary and/or Annual Incentive Bonus may be increased (but may not be reduced, unless there is a significant change in the Employee's duties and responsibilities) by the Employee's Manager. To that end, the Employee shall periodically receive a performance review in accordance with the Company's then existing policies. For informational purposes only, the Company's current policy provides for an annual performance review (which may or may not, at the Company's option, include an adjustment in the Employee's Base Salary and/or Annual Incentive Bonus).

     Additional Compensation. The Employee is also eligible to be considered for participation, during the term of his employment, in such other compensation programs as may be available by the Company from time to time (commensurate with the Employee's position and compensation).

     Grant of Stock Options. In accordance with the Company's Long Term Incentive Plan, the Employee is hereby granted 30,000 stock options in the Company's common stock. The strike price on these options will be $5.625 per share; being the value of a share of the Company's common stock as of the close of market on July 27, 1998. The stock options will, subject to Paragraph 7, below, vest in four equal annual installments (7,500 stock options per installment) over a four (4) year employment period beginning one year after the Start Date. The grant of such stock options, in accordance with the foregoing, will be memorialized in an option agreement pursuant to and in accordance with the Company's Long Term Incentive Plan.

     Deductions. The Employee agrees that the Company shall withhold from any and all compensation required to be made to the Employee under this Agreement all federal, state, local and/or other taxes or payroll deductions which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect or as otherwise withheld pursuant to the consent or agreement of the Employee.

5. Benefits. During the term of this Agreement, the Employee shall be eligible to participate in any life insurance, disability insurance, medical, dental, or health insurance, vacation, savings, pension and retirement plans and other benefit plans or programs as may be maintained by the Company for the benefit of its employees (commensurate with the Employee's position and compensation).

6. Expenses. During the term of this Agreement, the Company shall promptly reimburse the Employee for all reasonable and approved business expenses incurred by him in connection with the performance of his duties to the Company, upon substantiation of such expenses in accordance with the policies of the Company in effect from time to time.

7. Termination. The Employee's services shall terminate upon the first to occur of the following events:

     Termination Without Cause. The Company expressly reserves the right to terminate the employment of the Employee hereunder other than for cause, disability or death, as provided for below. In the event that the Employee's employment shall have been so terminated by the Company other than for cause, death, or disability, the Employee shall be entitled to receive the equivalent of twelve (12) months Base Salary (as may have been adjusted from time to time during the term of this Agreement and in accordance with the terms hereof) (hereinafter "Severance Payment"). The Company will pay this Severance Payment on a lump sum basis within thirty
     (30) days of termination. In addition, in the event that the Employee's employment shall have been so terminated, the vesting period with respect to stock options granted to the Employee pursuant to

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     Paragraph 4, above, shall accelerate so as to permit the Employee to exercise, in accordance with the terms of SSA's Long Term Incentive Plan, any such stock options which would have otherwise vested within a period of twenty-four (24) months after the Employee's effective date of termination of employment. Notwithstanding the foregoing, in the event that the Employees' employment is terminated by the Company as a result of a Change of Control (as defined below), the vesting period with respect to stock options granted to the Employee pursuant to Paragraph 4, above, shall accelerate as provided for below.

     Voluntary Termination and Termination for Cause. The Employee's employment may be voluntarily terminated by him at any time by giving sixty (60) days written notice thereof to the Company (or such shorter period of time as may be agreed upon by the Company). Additionally, the Employee's employment may be terminated at any time for cause (as hereinafter defined), effective immediately upon the giving of written notice to the Employee.

     If at any time during the term of this Agreement: (a) the Employee shall have voluntarily terminated his employment with the Company; or (b) the Company shall have terminated the employment of the Employee for cause (as hereinafter defined), the Employee shall be entitled to receive only his Base Salary (as may have been adjusted from time to time during the term of this Agreement and in accordance with the terms hereof) up to the date of termination plus any accrued but unused vacation pay. The Employee shall also be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any life insurance or retirement plan, program, or agreement provided by the Company and to which the Employee is a party or in which the Employee is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

     For purposes of this Agreement, the Employee shall be deemed terminated "for cause" if the Company terminates the Employee after the Employee: (a) shall have been formally indicted (or the equivalent thereof) for any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement; (b) shall have committed intentional acts of gross misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business; or (c) shall have refused to, or willfully failed to, perform his material duties, provided, however, that no termination under this subparagraph (c) shall be effective unless the Employee does not cure such refusal or failure to the Company's satisfaction as soon as practicable after the Company gives the Employee written notice identifying such refusal or failure (and, in any event, within thirty (30) calendar days after receipt of such written notice). No act or failure to act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.

     Termination Due to Disability. This Agreement and any termination of employment as a result of a disability shall be subject to the disability policy as established by the Company from time to time.

     Termination Due to Death. In the event of the Employee's death during the term of this Agreement, the Employee's employment hereunder shall immediately terminate and, in such event, the Employee's estate shall be entitled to receive the Employee's Base Salary (as may have been adjusted from time to time during the term of this Agreement and in accordance with the terms hereof) to the last day of the month during which the Employee's death shall have occurred and such additional benefits, if any, as may be provided by any insurance or other benefits to which the Employee may have participated in or otherwise became entitled to during his period of employment, as established or maintained by the Company for its employees from time to time.

     Termination Due to Change of Control. The Employee's employment may be terminated by him by written notice for a Good Reason (as hereinafter defined) by giving ninety (90) days written notice thereof to the Company (or such shorter period of time as may be agreed upon by the Company), at any time within one hundred eighty (180) days following a Change of Control (as defined below). In such event, the Employee

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     shall be entitled to receive the Severance Payment as described above. The
     Company will pay the Severance Payment on a lump sum basis within thirty
     (30) days of termination.

     In the event that the Employee's employment shall have been terminated by him in accordance with the foregoing or by the Company due to a Change of Control, the vesting period with respect to all stock options granted to the Employee pursuant to Paragraph 4, above, shall accelerate so as to permit the Employee to exercise, in accordance with the terms of SSA's Long Term Incentive Plan, all stock options which would have otherwise vested in accordance with the terms of this Agreement.

     The term "Good Reason" shall mean either: (a) the elimination of the Employee's position or a material diminution in the Employee's authority, functions, duties or responsibilities, which has occurred as a result of a Change of Control (as hereinafter defined); or (b) a failure by the Company to either reaffirm the Employee's current position with the Company or offer the Employee a comparable position at the same or greater compensation level within thirty (30) days following a Change of Control (as defined below).

     The term "Change of Control" shall mean a material change in the management structure of the Company which has occurred as a result of either: (a) a sale of a controlling interest of the Company to a third party; (b) a sale of the Company to a third party of all or substantially all of the Company's stock or assets; or (c) a merger of the Company with another unrelated entity.

     Treatment of Annual Incentive Bonus Upon Termination. In the event of termination of the employment of the Employee for any reason, the Employee shall be entitled to receive any Annual Incentive Bonus or other compensation (other than Base Salary) in respect of the fiscal quarter of the Company in which the termination shall take place; the specific amount of the Annual Incentive Bonus and/or additional compensation to be paid to the Executive to be: (a) prorated based upon the earlier of the effective date of the Employee's termination of employment or the date the Employee ceases to perform services on behalf of the Company; and (b) dependent upon the Company's achievement of the underlying bonus program to which the Annual Incentive Bonus and/or other compensation relates. In addition, in the event that at the time of his termination, the Employee is due, but has not yet received, payment of any Annual Incentive Bonus, or portion thereof, or other compensation (other than Base Salary), such amount(s) shall be paid to Employee in accordance with the Company's payroll policy from time to time in effect.

     Payment Contingencies: Payment to the Employee of the Severance Payment, together with any other amounts to be paid to the Employee pursuant to this Paragraph 7, is contingent upon: (a) the Employee signing an agreement that releases the Company from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment;
     (b) the Company being permitted to offset from the severance pay hereunder any salary paid to the Employee during the ninety (90) day notice period (or such shorter period of time as may be provided for herein or otherwise agreed upon by the Company) if the Employee performs no services during such notice period; (c) the Employee returning, in good condition, all property belonging to Company; and (d) the Employee remaining in compliance with his obligations of confidentiality including, without limitation, the Employee's adherence to the restrictions placed upon his subsequent employment opportunities pursuant to Paragraph 8, below.

8. EMPLOYEE CONFIDENTIALITY OBLIGATIONS. The Employee acknowledges and agrees that solely by virtue of his employment by, and relationship with the Company, he will acquire confidential information relating to the Company and its Affiliates; such confidential information includes, but is not limited to: (a) any financial business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier, or other information of the Company or Affiliates; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Company or Affiliates; (c) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use of disclosure restrictions or limitations; and (d) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future

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developments, which pertains to the Company's or Affiliate's affairs or interests or with whom or how the Company or Affiliates conduct business (hereinafter collectively "Information").

The Employee further acknowledges and agrees that in consideration of the terms and conditions set forth in this Agreement, including, without limitation, the compensation to be paid to the Employee hereunder, the Employee shall sign and abide by the terms and conditions of the Employee Confidentiality Agreement, attached hereto and deemed a part hereof (hereinafter "Employee Confidentiality Agreement"), including, without limitation, the restriction on the Employee's subsequent employment opportunities as set forth in Section 4 thereof. In addition, the Employee acknowledges and agrees that the restrictions contained in Section 4 of the Employee Confidentiality Agreement are necessary and reasonable in order to protect the Company in the conduct of its business and will not prevent the Employee from earning a comparable livelihood following the termination of his employment with the Company. The Employee further agrees that for a minimum period of one (1) year following the termination of his employment with the Company, he shall disclose the existence and terms of the Employee Confidentiality Agreement to each subsequent employer and hereby consents to and the Company is hereby given permission to disclose the existence and terms of the Employee Confidentiality Agreement to any such subsequent employer.

The Information described in this Paragraph 8 shall be deemed to be included in the definition of "Proprietary Information" as set forth in the Employee Confidentiality Agreement and shall be subject to the terms and conditions contained therein.

9. ADDITIONAL PROVISIONS. The Company and the Employee further agree as follows:

     Assignment. The Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

     Notices. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or upon deposit in the United States mails, by registered or certified mail, postage prepaid, addressed to the other party hereto.

     Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.

     Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

     Headings. The paragraph and subparagraph headings used in this Agreement are for convenience only and shall not be deemed to be considered a construction of the provisions hereof.

     Immigration and Reform Control Act of 1986. This Agreement is contingent upon submission by the Employee of the appropriate documentation for verification in compliance with the Immigration and Reform Control Act of 1986, as amended.

     Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Illinois.

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THE EMPLOYEE HAS READ AND FULLY UNDERSTANDS THE TERMS AND CONDITIONS SET FORTH
IN THIS AGREEMENT, HAS HAD TIME TO REFLECT ON AND CONSIDER THE BENEFITS AND CONSEQUENCES OF ENTERING INTO THIS AGREEMENT, AND HAS HAD THE OPPORTUNITY TO REVIEW THE TERMS HEREOF WITH AN ATTORNEY OR OTHER REPRESENTATIVE, IF HE SO CHOOSES.

THIS AGREEMENT IS CONTINGENT UPON THE EMPLOYEE'S SIGNED ACCEPTANCE OF SAME NO LATER THAN 5:00 P.M. (CENTRAL STANDARD TIME) ON _______________________.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written at the introductory paragraph to this Agreement.


SYSTEM SOFTWARE ASSOCIATES, INC.

By: /s/ Kirk Isaacson
    ----------------------------------------

Typed or Printed Name: Kirk Isaacson
                       ---------------------


EMPLOYEE:

By: /s/ Joseph J. Skadra
    ----------------------------------------

Typed or Printed Name: Joseph J. Skadra
                       ---------------------

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                      EMPLOYEE CONFIDENTIALITY AGREEMENT


This Agreement is made and entered into as of the _____ day of ___________, 199__, by and between System Software Associates, Inc., a Delaware corporation with its principal place of business at 500 West Madison Street, Chicago, Illinois, 60661 ("SSA") and ___________________________ ("EMPLOYEE").

WHEREAS, SSA has expended considerable time, effort and resources in the development of certain proprietary information, which must be maintained as confidential in order to ensure the success of SSA's business;

WHEREAS, EMPLOYEE has access to such information; and

WHEREAS, each of SSA's other employees has been or shall be obligated to maintain the secrecy of such proprietary information as a condition of his/her continued employment by SSA.

NOW THEREFORE, in consideration of the covenants and promises contained herein, and of EMPLOYEE's continued employment by SSA, the compensation and benefits received by EMPLOYEE from SSA and the access given EMPLOYEE to the aforesaid information, the parties hereto agree as follows:

1. DEFINITIONS. As used herein, the term "PROPRIETARY INFORMATION" means any and all information, oral or written, that is not generally known by persons not employed by or parties to contracts with SSA, including but not limited to:

  (a) inventions, designs, discoveries, works of authorship, improvements or ideas developed or otherwise possessed by SSA;

  (b) SSA's proprietary software, consisting of computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

  (c) the subject matter of SSA's patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions and other industrial property to the extent that such information is unavailable to the public and/or is in incomplete stages of design or research and development;

  (d) SSA's business operations, including marketing, research and product development plans and strategies which have been or are being considered;

  (e) SSA's pricing information and pricing methods; and

  (f) SSA's lists of past, existing or potential clients and customers.


2. OWNERSHIP OF PROPRIETARY INFORMATION

  (a) EMPLOYEE acknowledges that SSA is the owner of the PROPRIETARY INFORMATION and agrees not to contest any such ownership rights of SSA, either during or after EMPLOYEE's employment with SSA.

  (b) Subject to Paragraph 2(c) EMPLOYEE agrees to assign to SSA at any time during and after EMPLOYEE's employment with SSA, promptly at SSA's request and without additional compensation, all of EMPLOYEE's right, title and interest in and to any and all inventions, designs, discoveries, works of authorship, improvements, or software in or to which EMPLOYEE may acquire rights in whole or in part as a result of his/her employment by SSA, and to sign such documents and do such acts as may be reasonably necessary to accomplish such assignment.

  (c) Pursuant to the Illinois Employees' Patent Act, Public Act 83-493, the parties agree that Paragraph 2(b) shall not apply to an invention for which no equipment, supplies, facility or trade secret information of SSA was used and which was developed entirely on EMPLOYEE's own time, unless the invention (i)

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     relates to the business of SSA or to SSA's actual or demonstrably anticipated research or development; or (ii) results from any work performed by EMPLOYEE for SSA.

 (d) EMPLOYEE acknowledges that any computer programs, documentation or other copyrightable works created in whole or in part by EMPLOYEE during his employment with SSA shall be considered "works made for hire" under the U.S. Copyright Act, 17 U.S.C. 101 and shall become part of the PROPRIETARY INFORMATION.

3. NONDISCLOSURE OF PROPRIETARY INFORMATION. EMPLOYEE agrees to hold the PROPRIETARY INFORMATION in the strictest confidence, both during and after EMPLOYEE's employment relationship with SSA. To this end, EMPLOYEE shall:

 (a) not make, or permit or cause to be made copies of the PROPRIETARY INFORMATION, except as necessary to carry out EMPLOYEE's duties as prescribed by SSA;

 (b) not disclose or reveal the PROPRIETARY INFORMATION, or any portion thereof, to any person except other SSA employees who have signed nondisclosure agreements with SSA;

 (c) take all reasonable precautions to prevent the inadvertent disclosure of the PROPRIETARY INFORMATION to any unauthorized person;

 (d) not transport or cause to be transported the PROPRIETARY INFORMATION outside the premise of SSA, except as necessary to carry out EMPLOYEE's duties as prescribed by SSA; and

 (e) not without SSA's authorization participate directly or indirectly in the development, marketing, sale, licensing or other exploitation of software products or services which embody or are derived from the PROPRIETARY INFORMATION.

EMPLOYEE expressly agrees that disclosures prohibited hereby include, without limitation, disclosure of similarities or possible similarities between the PROPRIETARY INFORMATION and the work product of another person or company.

4. TERMINATION OF EMPLOYMENT. Upon termination of his/her employment for any reason whatsoever, EMPLOYEE shall deliver to SSA all written or printed documents, all tapes, disks and other electronic media and all other tangible property in EMPLOYEE's possession which contain any PROPRIETARY INFORMATION.
For the period of one year after such termination, EMPLOYEE shall not, directly or indirectly (including without limitation as an officer, director, employer, employee, advisor, consultant or investor) (i) hire or solicit the employment or services of any person who is an employee of SSA, or (ii) engage in the development, production, distribution, sale, licensing, or marketing of software products directly competitive with SSA's software products including without limitation software designed to run on IBM AS/400, IBM RS/6000, HP9000 computers or their successors. If the foregoing covenant is held to be more restrictive than permitted by applicable law, the objectionable restriction shall be construed as being limited to the maximum restriction permitted.

5. NOTICE OF PATENT AND COPYRIGHT APPLICATIONS. During the period of one year after the termination of his/her employment relationship with SSA, EMPLOYEE shall notify SSA of all patents and copyrights applied for by EMPLOYEE and to provide SSA with a description of such patents and copyrights sufficient to enable SSA to determine whether the works over which they are claimed relate to, or are derived from, the PROPRIETARY INFORMATION.

6. INJUNCTIVE RELIEF. EMPLOYEE acknowledges and agrees that in the event of any breach or threatened breach by EMPLOYEE of any of the provisions of this Agreement, damages shall be an inadequate remedy and SSA shall be entitled to injunctive and otherwise equitable relief. SSA's rights under this provision are in addition to all rights otherwise available to it at law or in equity.

7. SEVERABILITY. In the event that any provision hereof is found invalid or unenforceable pursuant to a judicial decree or decision, the invalidity and unenforceability of such provision shall not affect the other provisions of this Agreement and all such other provisions shall remain in full force and effect. It is expressly agreed that the

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existence of any claim or cause of action of EMPLOYEE against SSA, whether or not predicated on this Agreement, shall not constitute a defense to the enforcement of this Agreement by SSA.

8. WAIVER. No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective unless pursuant to a written instrument signed by the party or parties making such a waiver, and such waiver shall be effective only in the specific instance and for the specific purpose stated therein.

9. GOVERNING LAW. This Agreement and any controversy arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Illinois.

EMPLOYEE states that he has freely and voluntarily entered into this Agreement, and that he has read and understood each and every provision hereof. EMPLOYEE acknowledges receiving a fully executed copy of this Agreement. Signed this 27th day of August, 1998.


SYSTEM SOFTWARE ASSOCIATES, INC.               EMPLOYEE

By: /s/ Kirk Isaacson                            /s/ Joseph J. Skarda
    ----------------------------               ----------------------------

Title: VP and General Counsel
       -------------------------

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